Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Post-Effective Amendment No.1 to Form S-3) and related Prospectus of Hawaiian Holdings, Inc. for the registration of warrants and common stock, and to the incorporation by reference therein of our reports dated February 10, 2022, with respect to the consolidated financial statements of Hawaiian Holdings, Inc., and the effectiveness of internal control over financial reporting of Hawaiian Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Honolulu, Hawai‘i
February 15, 2023